Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 14, 2022
THIRD QUARTER 2022 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “We are intensely focused on supporting our clients and executing our strategy.  We have made good progress on many of the core business drivers we laid out at Investor Day, despite the complex macro environment. Treasury and Trade Solutions saw revenues up 40% year-over-year, with growth across all segments, and Securities Services was up 15%.  In Fixed Income, we matched last year’s showing through our strength in FX, while Equities came in lower than last year. Banking was the business most adversely impacted by the macro environment with reduced deal flows and a lower appetite for M&A.  While the backdrop for wealth management was difficult, our revenues were up outside of Asia. U.S. Personal Banking further solidified its growth trajectory with double digit revenue growth in both of our cards businesses.

“We continue to shrink our operations in and exposure to Russia and we will be ending nearly all of the institutional banking services we offer next quarter. To be clear, our intention is to wind down our presence in this country.

“We returned $1 billion in capital to our shareholders and ended the quarter with a CET1 ratio of 12.2%, as we actively managed our RWA to improve the returns we generate for our shareholders. Given the strength of our balance sheet, capital levels and liquidity, we are well positioned to help our clients navigate very challenging markets and slower growth”, Ms. Fraser concluded.

RETURNED $1.0 BILLION IN DIVIDENDS TO COMMON SHAREHOLDERS

PAYOUT RATIO OF 31%(3)

BOOK VALUE PER SHARE OF $92.71

TANGIBLE BOOK VALUE PER SHARE OF $80.34(4)

New York, October 14, 2022 – Citigroup Inc. today reported net income for the third quarter 2022 of $3.5 billion, or $1.63 per diluted share, on revenues of $18.5 billion. This compares to net income of $4.6 billion, or $2.15 per diluted share, on revenues of $17.4 billion for the third quarter 2021.

Third quarter results included Asia Consumer divestiture-related impacts of approximately $520 million in earnings before taxes (approximately $256 million after-tax), primarily driven by a gain on the sale of the Philippines consumer business. Excluding these divestiture-related impacts, earnings per share was $1.50(5).

Revenues increased 6% from the prior-year period, primarily due to the gain on sale of the Philippines consumer business versus a loss on sale of the Australia consumer business in the prior-year period. Excluding these divestiture-related impacts, revenues were down 1%(5), as growth in net interest income was more than offset by lower non-interest revenues. On this basis, higher net interest income was driven by the impact of higher interest rates across businesses and strong loan growth in Personal Banking and Wealth Management (PBWM). This was more than offset by lower non-interest revenues reflecting declines in Investment Banking and Markets in Institutional Clients Group (ICG) and investment product revenues in Global Wealth Management in PBWM.

Net income of $3.5 billion decreased 25% from the prior-year period, primarily driven by higher cost of credit resulting from the loan growth in PBWM and higher operating expenses.

Earnings per share of $1.63 decreased 24% from the prior-year period, reflecting the lower net income, partially offset by an approximate 4% decline in average diluted shares outstanding.

Percentage comparisons throughout this press release are calculated for the third quarter 2022 versus the third quarter 2021, unless otherwise specified.

Update Regarding Citi’s Operations in Russia

As part of the previously announced intent of Citi to reduce its operations in and exposure to Russia, Citi is now informing its multinational clients in Russia that it will be ending nearly all of the institutional banking services it offers in Russia by the end of the first quarter of 2023. Going forward, Citi’s only operations in Russia will be those necessary to fulfill its remaining legal and regulatory obligations. At this time, Citi does not expect the costs to be incurred in connection with this action to be material. In August, Citi announced the wind down of its Russia consumer and local commercial banking businesses including the pursuit of portfolio sales.

Third Quarter Financial Results

Citigroup ($in millions, except per share amounts and as otherwise noted)	3Q’22	2Q'22	3Q'21	QoQ%	YoY%
Institutional Clients Group	$9,468	$11,419	$9,991	(17)%	(5)%
Personal Banking and Wealth Management	6,187	6,029	5,852	3%	6%
Legacy Franchises	2,554	1,935	1,536	32%	66%
Corporate / Other	299	255	68	17%	NM
Total revenues, net of interest expense	18,508	19,638	17,447	(6)%	6%

Total operating expenses	12,749	12,393	11,777	3%	8%

Net credit losses	887	850	961	4%	(8)%
Net ACL build / (release)(a)	370	375	(1,162)	(1)%	NM
Other provisions(b)	108	49	9	NM	NM
Total cost of credit	1,365	1,274	(192)	7%	NM

Income from continuing operations before income taxes	4,394	5,971	5,862	(26)%	(25)%
Provision for income taxes	879	1,182	1,193	(26)%	(26)%
Income from continuing operations	3,515	4,789	4,669	(27)%	(25)%
Income (loss) from discontinued operations, net of taxes(6)	(6)	(221)	(1)	97%	NM
Net income attributable to non-controlling interest	30	21	24	43%	25%
Citigroup's net income	$3,479	$4,547	$4,644	(23)%	(25)%

Income (loss) from continuing operations, net of taxes
Institutional Clients Group	2,186	3,978	3,115	(45)%	(30)%
Personal Banking and Wealth Management	792	553	1,896	43%	(58)%
Legacy Franchises	316	(15)	(201)	NM	NM
Corporate / Other	221	273	(141)	(19)%	NM

EOP loans ($B)	646	657	665	(2)%	(3)%
EOP assets ($B)	2,381	2,381	2,362	-	1%
EOP deposits ($B)	1,307	1,322	1,348	(1)%	(3)%

Book value per share	$92.71	$92.95	$92.16	-	1%
Tangible book value per share(4)	$80.34	$80.25	$79.07	-	2%
Common Equity Tier 1 (CET1) Capital ratio(2)	12.2%	11.9%	11.7%
Supplementary Leverage ratio (SLR)(2)	5.7%	5.6%	5.8%
Return on average common equity	7.1%	9.7%	9.5%
Return on average tangible common equity (RoTCE)(1)	8.2%	11.2%	11.0%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $18.5 billion in the third quarter 2022 increased 6%. Excluding the gain on sale of the Philippines consumer business in the quarter and the loss on sale of the Australia consumer business in the prior-year period, revenues were down 1%, as the impact of higher interest rates across businesses and strong loan growth in PBWM were more than offset by declines in Investment Banking and Markets and investment product revenues in Global Wealth Management.

Citigroup operating expenses of $12.7 billion in the third quarter 2022 increased 8%, largely driven by transformation investments, business-led investments, inflation and other risk and control initiatives and volume-related expenses, partially offset by productivity savings and the benefit of foreign exchange translation. Operating expenses included approximately $107 million of divestiture-related costs this quarter(5). Excluding these costs, expenses increased 7%.

Citigroup cost of credit of $1.4 billion in the third quarter 2022, compared to $(0.2) billion in the prior-year period, reflecting a net build in the allowance for credit losses (ACL) for loans and unfunded commitments of $0.4 billion, primarily due to the loan growth in PBWM, compared to a net ACL release of $1.2 billion in the prior-year period, partially offset by lower net credit losses.

Citigroup net income of $3.5 billion in the third quarter 2022 decreased 25% from the prior-year period, primarily driven by the higher cost of credit and the higher expenses, partially offset by the increase in revenues. Citigroup’s effective tax rate was 20.0% in the current quarter versus 20.4% in the third quarter 2021.

Citigroup’s total allowance for credit losses on loans was approximately $16.3 billion at quarter end, with a reserve-to-funded loans ratio of 2.54%, compared to $17.7 billion, or 2.69% of funded loans, at the end of the prior-year period. Total non-accrual loans decreased 28% from the prior-year period to $2.9 billion. Consumer non-accrual loans decreased 25% to $1.4 billion and corporate non-accrual loans decreased 30% to $1.5 billion.

Citigroup’s end-of-period loans were $646 billion at quarter end, down 3% versus the prior-year period, largely driven by the impact of foreign exchange translation and lower balances in Legacy Franchises.

Citigroup’s end-of-period deposits were $1.3 trillion at quarter end, down 3% versus the prior-year period, largely driven by declines in Legacy Franchises and the impact of foreign exchange translation, partially offset by the issuance of institutional certificates of deposit, as Citigroup continues to diversify its funding profile.

Citigroup’s book value per share of $92.71 and tangible book value per share of $80.34 at quarter end increased 1% and 2%, respectively, largely driven by the net income and lower shares outstanding, partially offset by adverse movements in the accumulated other comprehensive income (AOCI) component of equity and common dividends. At quarter end, Citigroup’s CET1 Capital ratio was 12.2% versus 11.9% in the second quarter 2022, reflecting the benefits of the net income, the sale of the Philippines consumer business and the optimization of risk-weighted assets (RWA), partly offset by interest rate impacts on unrealized available-for-sale securities losses through Citigroup’s investment portfolio and changes in deferred tax assets. Citigroup’s Supplementary Leverage ratio for the third quarter 2022 was 5.7% versus 5.6% in the second quarter 2022. During the quarter, Citigroup returned a total of $1.0 billion to common shareholders in the form of dividends.

Institutional Clients Group ($ in millions, except as otherwise noted)	3Q'22	2Q'22	3Q'21	QoQ%	YoY%
Securities Services	$968	$994	$844	(3)%	15%
Treasury and Trade Solutions	3,209	3,029	2,297	6%	40%
Total Services revenues	4,177	4,023	3,141	4%	33%
Fixed Income Markets	3,062	4,084	3,040	(25)%	1%
Equity Markets	1,006	1,236	1,347	(19)%	(25)%
Total Markets revenues	4,068	5,320	4,387	(24)%	(7)%
Investment Banking	631	805	1,777	(22)%	(64)%
Corporate Lending(a)	648	777	732	(17)%	(11)%
Total Banking revenues(a)	1,279	1,582	2,509	(19)%	(49)%
Product revenues, net of interest expense(a)	9,524	10,925	10,037	(13)%	(5)%
Gain / (loss) on loan hedges	(56)	494	(46)	NM	(22)%
Total revenues, net of interest expense	9,468	11,419	9,991	(17)%	(5)%

Total operating expenses	6,541	6,434	5,963	2%	10%

Net credit losses	-	18	31	(100)%	(100)%
Net ACL build / (release)(b)	16	(245)	1	NM	NM
Other provisions(c)	70	25	(8)	NM	NM
Total cost of credit	86	(202)	24	NM	NM

Net income	$2,162	$3,961	$3,091	(45)%	(30)%

Services Key Drivers
Cross border transaction value ($B)	76	79	69	(5)%	10%
Commercial card spend volume ($B)	16	15	11	4%	49%
US dollar clearing volume (#MM)	38	37	37	2%	2%
Assets under custody and/or administration (AUC/AUA) ($T)	21	21	23	(1)%	(8)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 7.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $9.5 billion decreased 5% (including gain/(loss) on loan hedges)(7), as strong revenue growth in Services was more than offset by lower revenues across Markets and Banking.

Services revenues of $4.2 billion increased 33%. Treasury and Trade Solutions (TTS) revenues of $3.2 billion increased 40%, driven by 61% growth in net interest income and 8% growth in non-interest revenue. Strong performance in TTS was driven by business actions, which included managing deposit repricing, deepening of relationships with existing clients, and significant new client wins across all segments, as well as the benefit of higher interest rates. Securities Services revenues of $968 million increased 15%, as net interest income increased 73%, driven by higher interest rates across currencies, partially offset by a 6% decrease in non-interest revenue due to the impact of market valuations.

Markets revenues of $4.1 billion were down 7%, largely driven by lower client activity levels in Equity Markets and spread products, and the optimization of RWA. Fixed Income Markets revenues of $3.1 billion increased 1%, as strength in rates and currencies was largely offset by continued headwinds in spread products. Equity Markets revenues of $1.0 billion were down 25%, primarily reflecting reduced client activity in equity derivatives relative to a very strong quarter in the prior-year period.

Banking revenues of $1.2 billion decreased 50%, including losses on loan hedges in the current quarter and the prior-year period. Excluding losses on loan hedges, Banking revenues of $1.3 billion decreased 49%, driven by lower revenues in Investment Banking and Corporate Lending. Investment Banking revenues of $631 million decreased 64%, as heightened macroeconomic uncertainty and volatility continued to impact client activity. Excluding losses on loan hedges, Corporate Lending revenues decreased 11% versus the prior-year period, driven by lower volumes and higher credit default swap premiums.

ICG operating expenses of $6.5 billion increased 10%, driven by transformation investments, business-led investments, and volume-related expenses, partially offset by productivity savings and foreign exchange translation.

ICG cost of credit of $86 million, compared to $24 million in the prior-year period, included a modest net ACL build for loans and unfunded commitments driven by macroeconomic uncertainty, which was mostly offset by a partial release of a COVID-19 related uncertainty reserve. Net credit losses for the quarter were nearly zero.

ICG net income of $2.2 billion decreased 30%, largely driven by the lower revenues, the higher expenses and the higher cost of credit.

Personal Banking and Wealth Management ($ in millions, except as otherwise noted)	3Q'22	2Q'22	3Q'21	QoQ%	YoY%
Branded Cards	$2,258	$2,168	$2,045	4%	10%
Retail Services	1,431	1,300	1,277	10%	12%
Retail Banking	642	656	629	(2)%	2%
Total US Personal Banking revenues	4,331	4,124	3,951	5%	10%
Private Bank	649	745	722	(13)%	(10)%
Wealth at Work	182	170	172	7%	6%
Citigold	1,025	990	1,007	4%	2%
Total Global Wealth Management revenues	1,856	1,905	1,901	(3)%	(2)%
Total revenues, net of interest expense	6,187	6,029	5,852	3%	6%

Total operating expenses	4,077	3,985	3,624	2%	13%

Net credit losses	723	699	641	3%	13%
Net ACL build / (release)(a)	379	651	(843)	(42)%	NM
Other provisions(b)	7	5	1	40%	NM
Total cost of credit	1,109	1,355	(201)	(18)%	NM

Net income	$792	$553	$1,896	43%	(58)%

Key Indicators ($B)
US Personal Banking average loans	174	167	158	4%	10%
US Personal Banking average deposits	115	116	114	(1)%	1%
US cards average loans	138	133	124	4%	11%
US credit card spend volume(c)	145	148	129	(2)%	13%
Global Wealth Management client assets	708	730	789	(3)%	(10)%
Global Wealth Management average loans	151	150	151	1%	-
Global Wealth Management average deposits	313	319	310	(2)%	1%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

(c) Credit card spend volume was previously referred to as card purchase sales

Personal Banking and Wealth Management

PBWM revenues of $6.2 billion increased 6%, as net interest income growth, driven by higher interest rates and strong loan growth across Branded Cards, Retail Services and Retail Banking, was partially offset by a decline in non-interest revenue, driven by lower investment fee revenues in Global Wealth Management and higher partner payments in Retail Services.

US Personal Banking revenues of $4.3 billion increased 10%. Branded Cards revenues of $2.3 billion increased 10%, driven by the higher net interest income. In Branded Cards, new account acquisitions increased 10%, card spend volumes increased 14% and average loans increased 12%. Retail Services revenues of $1.4 billion increased 12%, driven by the higher net interest income, partially offset by the higher partner payments. Retail Banking revenues of $642 million increased 2%, primarily driven by the higher interest rates and deposit growth.

Global Wealth Management revenues of $1.9 billion decreased 2%, as investment fee headwinds, particularly in Asia, more than offset net interest income growth from the higher interest rates. Excluding Asia(8), revenues increased 4%.

PBWM operating expenses of $4.1 billion increased 13%, primarily driven by transformation investments, other risk and control initiatives, business-led investments and volume-driven expenses, partially offset by productivity savings.

PBWM cost of credit of $1.1 billion compared to $(0.2) billion in the prior-year period. The increase was largely driven by a net ACL build of $0.4 billion in the current quarter for loans and unfunded commitments, primarily driven by cards volume growth, compared to a net ACL release of $0.8 billion in the prior-year period for loans and unfunded commitments. Net credit losses of $723 million increased 13% from near historically low levels, reflecting ongoing normalization, particularly in Retail Services.

PBWM net income of $792 million decreased 58%, largely driven by the net ACL release in third quarter 2021, versus a net ACL build in the current quarter.

Legacy Franchises ($ in millions, except as otherwise noted)	3Q'22	2Q'22	3Q'21	QoQ%	YoY%
Asia Consumer	$1,372	$880	$330	56%	NM
Mexico Consumer/SBMM(a)	1,173	1,184	1,162	(1)%	1%
Legacy Holdings Assets	9	(129)	44	NM	(80)%
Total Legacy revenues, net of interest expense	2,554	1,935	1,536	32%	66%

Total operating expenses	1,845	1,814	1,748	2%	6%

Net credit losses	164	133	289	23%	(43)%
Net ACL build / (release)(b)	(25)	(31)	(320)	19%	92%
Other provisions(c)	28	19	17	47%	65%
Total cost of credit	167	121	(14)	38%	NM

Net income (loss)	$316	$(17)	$(200)	NM	NM

Key Indicators ($B)
Asia Consumer EOP loans	13	17	43	(23)%	(69)%
Asia Consumer EOP deposits	15	17	47	(15)%	(69)%
Mexico Consumer/SBMM EOP loans(a)	21	21	19	-	7%
Mexico Consumer/SBMM EOP deposits(a)	36	36	31	1%	14%
Legacy Holdings EOP loans	3	3	4	-	(24)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) SBMM refers to Small Business & Middle Market Banking.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Legacy Franchises

Legacy Franchises revenues of $2.6 billion increased 66%, primarily driven by the Philippines consumer business gain on sale and the absence of the Australia consumer business loss on sale in the prior-year period, partially offset by the Korea wind-down as well as the impact of the Australia and the Philippines consumer exits.

Legacy Franchises expenses of $1.8 billion increased 6%, driven by divestiture-related costs in Asia and Mexico.

Legacy Franchises cost of credit of $167 million, compared to $(14) million in the prior-year period, primarily driven by a lower net ACL release in the current quarter for loans and unfunded commitments, partially offset by lower net credit losses.

Legacy Franchises net income of $316 million, compared to a net loss of $200 million in the prior-year period, primarily reflecting the Philippines gain on sale in the quarter and the Australia loss on sale in the prior-year period.

Corporate / Other ($ in millions)	3Q'22	2Q'22	3Q'21	QoQ%	YoY%
Revenues, net of interest expense	$299	$255	$68	17%	NM

Total operating expenses	286	160	442	79%	(35)%

Total cost of credit(a)	3	-	(1)	NM	NM

Income (loss) from continuing operations	221	273	(141)	(19)%	NM

Net income (loss)	$209	$50	$(143)	NM	NM

(a) Includes provisions for HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues increased to $299 million from $68 million in the prior-year period, largely driven by higher net revenue from the investment portfolio due to higher interest rates, partially offset by mark-to-market on certain derivative transactions.

Corporate / Other expenses of $286 million decreased 35%.

Corporate / Other income from continuing operations of $221 million, compared to a loss of $141 million in the prior-year period, reflecting the higher revenues and the lower expenses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (800) 343-1703 (for U.S. and Canada callers) or (203) 518-9859 (for international callers).

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2022 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: higher inflation and its impacts; higher interest rates and the impacts on macroeconomic conditions, customer and client behavior, as well as Citi’s funding costs; the increasing potential of recession in Europe, the U.S. and other countries; significant disruptions and volatility in financial markets; distress and volatility in emerging markets; foreign currency volatility and devaluations; the impacts related to or resulting from the Russia-Ukraine war, including Citi’s ability to wind down its activities in Russia, whether due to governmental or regulatory approvals, requirements or actions or otherwise, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments; consummation of Citi’s exits and other wind-downs, and the impact of any additional CTA or other losses; macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the impacts to the U.S. and global economies; election outcomes; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities Exchange and Commission, including without limitation the “Risk Factors” section of Citigroup’s 2021 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos  (212) 816-2264

Appendix A

Citigroup ($ in millions)
Net Income	$3,479
Less: Preferred Dividends	277
Net Income to Common Shareholders	$3,202

Common Share Repurchases	-
Common Dividends	1,001
Total Capital Returned to Common Shareholders	$1,001

Payout Ratio	31%

Average TCE	$155,511

RoTCE	8.2%

Appendix B

Citigroup ($ in millions, except per share amounts)	3Q'22	3Q'21	YoY
Total Citigroup Revenues - As Reported	$18,508	$17,447	6%
Less:
Total Asia Divestiture Impact on Revenues	$614	$(657)
Total Citigroup Revenues, Excluding Asia Divestiture Impacts	$17,894	$18,104	(1)%

Total Citigroup Operating Expenses - As Reported	$12,749	$11,777	8%
Less:
Total Asia Divestiture Impact on Operating Expenses	$107	$-
Total Citigroup Operating Expenses, Excluding Asia Divestiture Impacts	$12,642	$11,777	7%

Citigroup Diluted EPS - As Reported	$1.63
Less:
Total Asia Divestiture Impact on Citigroup Diluted EPS	$0.13
Citigroup Diluted EPS, Excluding Asia Divestiture Impact	$1.50

Citigroup RoTCE - As Reported	8.2%
Less:
Total Asia Divestiture Impact on Citigroup RoTCE	0.7%
Citigroup RoTCE, Excluding Asia Divestiture Impacts	7.5%

Private Bank Wealth Management ($ in millions)	3Q'22	3Q'21	YoY
PBWM - Global Wealth Management Revenues - As Reported	$1,856	$1,901	(2)%
Less:
Asia Revenues	$578	$677
PBWM - Global Wealth Management Revenues - Excluding Asia Revenues	$1,278	$1,224	4%

Appendix C

($ in millions)	3Q'22(1)	2Q'22	3Q'21

Citigroup Common Stockholders' Equity(2)	$179,696	$180,150	$183,005
Add: Qualifying noncontrolling interests	113	129	136
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	2,271	2,271	3,389
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(2,869)	(2,106)	663
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	3,211	2,145	(1,317)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	18,796	19,504	20,689
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,492	3,599	3,899
Defined benefit pension plan net assets; other	1,931	2,038	2,068
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,690	11,679	10,897
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)	1,261	798	-
Common Equity Tier 1 Capital (CET1)(6)	$144,568	$144,893	$149,631

Risk-Weighted Assets (RWA)(3)(6)	$1,189,800	$1,217,459	$1,284,316

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(6)	12.2%	11.9%	11.7%

Note:   Citi’s reportable CET1 Capital ratios were derived under the Basel III Standardized Approach framework for all periods reflected. This reflects the more binding CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(5)	Assets subject to 10%/15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. As of June 30, 2022 and September 30, 2022, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.
(6)	Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix D

($ in millions)	3Q'22(1)	2Q'22	3Q'21

Common Equity Tier 1 Capital (CET1)(2)	$144,568	$144,893	$149,631

Additional Tier 1 Capital (AT1)(3)	20,265	20,266	19,271

Total Tier 1 Capital (T1C) (CET1 + AT1)	$164,833	$165,159	$168,902

Total Leverage Exposure (TLE)(2)(4)	$2,888,592	$2,935,289	$2,911,050

Supplementary Leverage Ratio (T1C / TLE)	5.7%	5.6%	5.8%

(1)	Preliminary.
(2)	Please refer to Footnote 2 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix E

($ and shares in millions, except per share amounts)	3Q'22(1)	2Q'22	3Q'21

Common Stockholders' Equity	$179,565	$180,019	$182,880
Less:
Goodwill	19,326	19,597	21,573
Intangible Assets (other than MSRs)	3,838	3,926	4,144
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	794	1,081	257
Tangible Common Equity (TCE)	$155,607	$155,415	$156,906

Common Shares Outstanding (CSO)	1,937	1,937	1,984

Tangible Book Value Per Share	$80.34	$80.25	$79.07

(1)	Preliminary

(1) Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

(2) Ratios as of September 30, 2022 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of September 30, 2022 would be 11.9% and 5.6%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citigroup’s 2021 Annual Report on Form 10-K. Certain prior-period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(5) Third quarter 2022 results included the impact of approximately $520 million in earnings before taxes (approximately $256 million after-tax) related to the sale of the Philippines consumer business and other Asia consumer exits, which primarily consisted of an approximate $616 million Philippines gain on sale recorded in Other revenue as well as an approximate $107 million of aggregate divestiture-related costs recorded in Operating expenses, both within Legacy Franchises. Third quarter 2021 results included Asia divestiture-related impacts of $657 million recorded in Other revenue within Legacy Franchises, primarily driven by a loss on sale of the Australia consumer business. Results of operations excluding the Philippines gain on sale or the Australia loss on sale are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix B.

(6) Second quarter 2022 discontinued operations reflect the release of a currency translation adjustment (CTA) loss (net of hedges) recorded in AOCI related to the substantial liquidation of a legal entity (with a non-U.S. dollar functional currency) that had previously divested a legacy business .

(7) Credit derivatives are used to economically hedge a portion of the Corporate Loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the third quarter 2022, gains / (losses) on loan hedges included $(56) million related to Corporate Lending, compared to $(46) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.

(8) Global Wealth Management revenues in Asia were $578 million for the third quarter 2022 and $677 million for the third quarter 2021. Results of operations for Global Wealth Management excluding revenues in Asia are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix B .